UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GLOBAL NET LEASE, INC.

(Exact name of registrant as specified in its charter)

Maryland	45-2771978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
7.50% Series D Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share 7.375% Series E Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-273156

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This registration statement on Form 8-A is being filed by Global Net Lease, Inc. (“GNL”) with the U.S. Securities and Exchange Commission in connection with the registration of GNL’s 7.50% Series D Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (“GNL Series D Preferred Stock”), and GNL’s 7.375% Series E Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (“GNL Series E Preferred Stock” and together with the GNL Series D Preferred Stock, the “GNL Preferred Stock”), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and the listing of each class of the GNL Preferred Stock on the New York Stock Exchange (the “NYSE”). The trading symbols for the GNL Series D Preferred Stock and the GNL Series E Preferred Stock on the NYSE will be “GNL PR D” and “GNL PR E,” respectively.

GNL is registering shares of GNL Preferred Stock to be issued in connection with the completion of its acquisition of The Necessity Retail REIT, Inc. (“RTL”) contemplated by that certain Agreement and Plan of Merger, dated as of May 23, 2023, by and among GNL, RTL, Global Net Lease Operating Partnership, L.P., The Necessity Retail REIT Operating Partnership, L.P., Osmosis Sub I, LLC and Osmosis Sub II, LLC. At the closing of the acquisition, each share of RTL 7.50% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “RTL Series A Preferred Stock”), will be converted into one share of newly issued GNL Series D Preferred Stock and each share of RTL 7.375% Series C Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “RTL Series C Preferred Stock”), will be converted into one share of newly issued GNL Series E Preferred Stock, in each case having substantially identical powers, preferences, privileges, and rights as the RTL Series A Preferred Stock and the RTL Series C Preferred Stock, respectively, as described more fully in GNL’s Registration Statement on Form S-4 (File No. 333-273156) (the “Registration Statement”), filed on July 6, 2023, as amended on July 17, 2023, and declared effective on July 18, 2023.

Item 1. Description of Registrant’s Securities to be Registered.

The description of GNL Series D Preferred Stock and GNL Series E Preferred Stock as set forth under the caption “Description of GNL Shares – Preferred Stock” in the Registration Statement, and in GNL’s prospectus filed pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, on July 18, 2023, is incorporated herein by reference. The description of the GNL Series D Preferred Stock and the GNL Series E Preferred Stock is qualified in its entirety by reference to the Articles Supplementary classifying shares of GNL Series D Preferred Stock and the Articles Supplementary classifying shares of GNL Series E Preferred Stock, which are filed as Exhibits 3.5 and 3.6, respectively, hereto and incorporated herein by reference.

Item 2. Exhibits

Exhibit No.	Description
3.1	Articles of Restatement of Global Net Lease, Inc., effective February 24, 2021 (incorporated by reference to an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on February 23, 2023).
3.2	Amended and Restated Bylaws of Global Net Lease, Inc. (incorporated by reference to an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on February 23, 2023).
3.3	Amendment to Amended and Restated Bylaws of Global Net Lease, Inc. (incorporated by reference to an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on February 23, 2023).
3.4	Second Amendment to Amended and Restated Bylaws of Global Net Lease, Inc. (incorporated by reference to an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on February 23, 2023).
3.5	Articles Supplementary for the Global Net Lease, Inc. 7.50% Series D Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share, as filed September 8, 2023 with the State Department of Assessments and Taxation of Maryland.
3.6	Articles Supplementary for the Global Net Lease, Inc. 7.375% Series E Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share, as filed September 8, 2023 with the State Department of Assessments and Taxation of Maryland.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 8th day of September, 2023.

GLOBAL NET LEASE, INC.

By:	/s/ James L. Nelson
Name:	James L. Nelson
Title:	Chief Executive Officer and President